SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is made as of May 20, 2005

A M O N G:

OCCULOGIX, INC., a corporation incorporated under the laws of the State of Delaware

(hereinafter referred to as the “Corporation”)

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DAVID CRAIG ELDRIDGE, O.D., an individual resident in the City of Bixby in the State of Oklahoma

(hereinafter referred to as “Dr. Eldridge”)

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DAVID C. ELDRIDGE O.D., P.C., a professional corporation incorporated under the laws of the State of Oklahoma

(hereinafter referred to as “Eldridge PC”)

WHEREAS, under the Vascular Sciences Corporation 2002 Stock Option Plan, Vascular Sciences Corporation (now the Corporation) granted to Dr. Eldridge 36,924 options as of October 1, 2002 (the “Options”), each of which is exercisable into one share of common stock of the Corporation;

AND WHEREAS the Options were granted to Dr. Eldridge in partial consideration of the consulting services that he provided to Vascular Sciences Corporation, at the direction of Eldridge PC, in fulfillment of Eldridge PC’s obligations under the Consulting Agreement, dated as of October 1, 2002, between Vascular Sciences Corporation and Eldridge PC (the “Consulting Agreement”);

AND WHEREAS the Options were granted to Dr. Eldridge pursuant to a notice of grant of stock option and a related stock option agreement entered into on March 24, 2004 (collectively, the “Option Agreement”);

AND WHEREAS the Option Agreement provides that the per share exercise price of the Options is U.S.$1.30;

AND WHEREAS Dr. Eldridge has indicated that the Option Agreement does not express accurately the business agreement that he and Vascular Sciences Corporation had reached regarding the equity portion of the consideration payable to him under the Consulting Agreement in that the management of Vascular Sciences Corporation had represented to him, at the time of the entering into of the Option Agreement, that he would be issued 36,924 shares of common stock of Vascular Sciences Corporation or, alternatively, 36,924 options, each of which would be exercisable into one share of common stock of Vascular Sciences Corporation, with a nil per share exercise price;

AND WHEREAS, upon the recommendation of the Corporation’s management, the board of directors of the Corporation has concluded that it would be in the best interests of the Corporation to put Dr. Eldridge in substantially the same position in which he would be if the Option Agreement reflected his understanding of the business agreement between him and Vascular Sciences Corporation regarding the equity portion of the consideration payable to him under the Consulting Agreement;

AND WHEREAS the Options remain issued and outstanding and are currently exercisable but unexercised;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation, Dr. Eldridge and Eldridge PC hereby agree as follows:

1.
In full and complete settlement of the disagreement that has arisen between Dr. Eldridge and the Corporation regarding the equity portion of the consideration payable to him under the Consulting Agreement, the Corporation hereby agrees to pay Eldridge PC U.S.$48,000 in cash (the “Settlement Amount”) on the date hereof.

2.
Dr. Eldridge and Eldridge PC hereby direct the Corporation to send the Settlement Amount, by wire transfer, to the bank account of Eldridge PC, the relevant particulars of which have been provided to the Corporation previously.

3.
Each of the parties hereto hereby acknowledges and agrees that the Option Agreement remains in full force and effect in its entirety, unamended, and is enforceable against the parties thereto in accordance with its terms. Without limiting the generality of the immediately foregoing sentence, Dr. Eldridge and Eldridge PC hereby acknowledge and agree that the Options are currently exercisable but unexercised and that each of them has a per share exercise price of U.S.$1.30.

4.
Each of Dr. Eldridge and Eldridge PC hereby acknowledges and agrees that the Corporation has performed, fulfilled and discharged fully and completely all of its obligations under the Consulting Agreement and hereby remises, releases and forever discharges the Corporation and its present and former directors, officers, agents, servants and employees (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, debts, claims, covenants and demands, whatsoever, known or unknown, suspected or unsuspected, which any of Dr. Eldridge or Eldridge PC ever had, now has or may hereafter have against the Releasees, or any of them, (i) for or by reason of the Consulting Agreement, (ii) in any way arising out of any cause, matter or thing existing up to the date hereof relating to the Consulting Agreement or (iii) arising directly or indirectly by reason of, or as a consequence of, the Consulting Agreement.

5.
Each of the parties hereto hereby agrees to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, such further acts, documents and instruments as may be reasonably necessary to accomplish the intent of this Settlement Agreement.

6.	This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law principles applicable under such laws.

7.
This Settlement Agreement may be signed by facsimile and in counterpart, and each such counterpart will constitute an original document, and such counterparts, taken together, will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

OCCULOGIX, INC.

By:	/s/ William G. Dumencu

William G. Dumencu
Chief Financial Officer and Treasurer

Witness:

/s/ John A Walsh	/s/ David Craig Eldridge

Signature of witness:	David Craig Eldridge

John A Walsh

Name of witness: (Please print name.)

DAVID C. ELDRIDGE, O.D., P.C.

By:	/s/ David Craig Eldridge

David Craig Eldridge
President